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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) - August 29, 2002

                            KENDLE INTERNATIONAL INC.

               (Exact name of registrant as specified in charter)


          OHIO                        000-23019                 31-1274091
(STATE OF OTHER JURISDICTION           (COMMISSION              (IRS EMPLOYER
      OF INCORPORATION)               FILE NUMBER)           IDENTIFICATION NO.)


                441 VINE STREET, SUITE 1200, CINCINNATI, OH 45202
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (513) 381-5500

              (Registrant's telephone number, including area code)




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ITEM 5.  OTHER EVENTS.

On August 29, 2002, Kendle International Inc. announced plans to consolidate its three New Jersey offices into one central office, located in Cranford, N.J. Currently, Kendle maintains separate offices in Princeton, Cranford and Ft. Lee, N.J. The leases in the Ft. Lee and Princeton offices expire during the fourth quarter of 2002 and the first quarter of 2003. The objectives of this office consolidation are to increase operating efficiency and to improve the facilities cost structure, which will in turn reduce the total cost of doing business. The Cranford office will now become Kendle's East Coast focal point for its project management, clinical services and medical marketing, affairs and communications service offerings. The Company's East Coast biometrics services will continue to be provided by its Old Lyme, Conn. office.

As a result of this plan, Kendle expects recurring annual cost savings of approximately $1.2 million. During the third quarter of 2002, Kendle anticipates incurring one-time costs associated with the implementation of this plan in the range of $500,000 to $600,000. Additionally, the Company expects to incur additional costs totaling approximately $500,000 in the fourth quarter of 2002 and the first quarter of 2003, collectively, to finalize the consolidation of the offices and the relocation of associates. The plan to vacate the office spaces coincides with the expiration of each of the respective office leases. Kendle anticipates a minimal amount of associate turnover related to this plan as the great majority of the affected associates will have continued employment opportunities with Kendle, either at the Cranford office or elsewhere within the U.S. Kendle organization. The Company believes that any reduction in the number of associates resulting from this plan will be less than one percent of its total 1,700 associate workforce.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Kendle International Inc.


Date:  August 30, 2002                        By: /s/ Timothy M. Mooney
                                              --------------------------
----------------------------------            Timothy M. Mooney,
                                              Executive Vice President -
                                              Chief Financial Officer